Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CATALYST HEALTH SOLUTIONS, INC.

FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is Catalyst Health Solutions, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH:

Section 1. The total number of shares of stock which the Corporation shall have authority to issue is 56,000,000 consisting of 41,600,000 shares of Common Stock, each having a par value of $0.10 per share, and 14,400,000 shares of Preferred Stock, each having a par value of $0.10 per share.

Section 2. The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the DGCL, including, without limitation, the authority to provide that any such class or series may be (a) subject to redemption at such time or times and at such price or prices; (b) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (c) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (d) convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

Section 3. Series A Convertible Preferred Stock. 14,400,000 shares of Preferred Stock are designated as the “Series A 5.9% Convertible Preferred Stock” (the “Series A Convertible Preferred Stock”).

(a) Dividends.

(i) When and as declared by the Board of Directors and to the extent permitted under the DGCL, the Corporation shall pay preferential dividends in cash to the holders of shares of Series A Convertible Preferred Stock as provided in this Section 3(a) of Article FOURTH. From and including the date of initial issuance of the Series A Convertible Preferred Stock (such date, the “Issue Date”) to the redemption of the Series A Convertible Preferred Stock or any final distribution date relating to a dissolution, liquidation or winding up of the Corporation, dividends on each share of Series A Convertible Preferred Stock (each, a “Series A Share”) shall be cumulative and shall accrue on a daily basis (computed on the basis of a 365-day year) on the Per Share Series A Convertible Preferred Stock Stated Value thereof at the rate of 5.9% per annum (the “Series A Dividend Rate”). All dividends described in this Section 3(a)(i) of Article FOURTH shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for payment of dividends.

(ii) Dividend Payment. Dividends payable on any Series A Dividend Payment Date shall be paid to record holders of the Series A Shares as they appear on the books of the Corporation at the close of business on the tenth (10th) Business Day immediately preceding the respective Series A Dividend Payment Date or on such other record date as may be fixed by the Board of Directors in advance of a Series A Dividend Payment Date, provided that no such record date shall be less than 10 nor more than 60 calendar days preceding such Series A Dividend Payment Date. Dividends in arrears may be declared and paid at any time to holders of record on a date not more than 60 days preceding the payment date as may be fixed by the Board of Directors. Dividends paid on Series A Shares in an amount less than the total amount of such dividends at the time payable shall be allocated pro rata on a share by share basis among all Series A Shares outstanding. To the extent not paid in cash on the applicable Series A Dividend Payment Date, such dividends shall be added to the Per Share Series A Convertible Preferred Stock Stated Value of such Series A Share and such dividends shall remain a part thereof until paid, and dividends shall thereafter accrue at the Series A Dividend Rate and be paid on such Series A Share on the basis of the Per Share Series A Convertible Preferred Stock Stated Value, as so adjusted.

(iii) Priority of Dividends. The Series A Convertible Preferred Stock shall rank senior to the Junior Securities with respect to dividends. So long as any Series A Shares are outstanding, the Corporation shall not, directly or indirectly (whether by any Person, directly or indirectly, controlled by the Corporation or otherwise) (1) declare, pay or set apart for payment any dividend or other distribution on any Junior Securities or purchase, redeem or otherwise acquire any Junior Securities, (2) make any payment on account of, or set apart for payment money for, a sinking or other similar fund for the purchase, redemption or other retirement of any Junior Securities, or (3) make any distribution in respect of the Junior Securities, either directly or indirectly, and whether in cash, obligations of the Corporation, Common Stock, stock or other property; other than, to the extent applicable, distributions or dividends on Junior Securities which are payable solely in additional shares of Junior Securities, unless (A) all unpaid dividends on the Series A Convertible Preferred Stock for all prior Dividend Periods shall have been paid in full, (B) sufficient consideration shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series A Convertible Preferred Stock and (C) all obligations to make redemption payments with respect to shares that the Company or the holder has exercised redemption rights have been fully discharged. “Dividend Period” means each period from and including a Series A Dividend Payment Date to the next following Series A Dividend Payment Date (but without including such later Series A Dividend Payment Date).

(b) Liquidation.

(i) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series A Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution in such liquidation, dissolution or winding up of any of the assets of the Corporation (in connection with the bankruptcy or insolvency of the Corporation or otherwise) to the holders of any Junior Securities by reason of their ownership thereof, an amount per share in cash equal to the Per Share Series A Convertible Preferred Stock Stated Value plus all accrued but unpaid dividends from the most recent Series A Dividend Payment Date to the date of payment for each outstanding Series A Share then held by them. If, upon occurrence of any such distribution, the cash of the Corporation thus distributed among the holders of Series A Convertible Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire amount of cash of the Corporation legally available for distribution shall be distributed on a pro rata basis among the holders of Series A Convertible Preferred Stock (in proportion to the number of Series A Shares by each such holder). The Corporation shall mail written notice of such liquidation, dissolution or winding up, stating the circumstances for the distribution, the payment date, location and the distribution amounts, not less than 30 days prior to the payment date stated therein, to each record holder of Series A Convertible Preferred Stock. None of the consolidation or merger of the Corporation into or with any other entity or entities (whether or not the Corporation is the surviving entity), the sale or transfer by the Corporation of all or any part of its assets, the reduction of the capital stock of the Corporation or any other form of recapitalization or reorganization affecting the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3 of Article FOURTH.

(ii) After payment in full to the holders of Series A Convertible Preferred Stock described in Section 3(b)(i) of Article FOURTH has been made, then, to the extent available, the remaining assets of the Corporation shall be distributed among the holders of any Junior Securities in accordance with the relative rights and preferences of such Junior Securities.

(c) Redemption.

(i) The Corporation may, at its option, redeem all or any portion of the Series A Convertible Preferred Stock then outstanding. Any partial optional redemption of Series A Convertible Preferred Stock pursuant to this paragraph (c) shall be made pro rata among the holders of such Series A Convertible Preferred Stock on the basis of the number of Series A Shares held by each such holder. Each holder of Series A Shares shall have the right to require the Corporation to redeem all or any portion of the Series A Shares owned by such holder at the Redemption Price for each Series A Share to be redeemed.

(ii) Redemption Price. For each Series A Share which is to be redeemed pursuant to this Section 3(c) of Article FOURTH, the Corporation shall be obligated on the date specified for redemption (the “Redemption Date”) to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Series A Shares) an amount in immediately available funds equal to the Per Share Series A Convertible Preferred Stock Stated Value plus all accrued but unpaid dividends from the most recent Series A Dividend Payment Date to the Redemption Date (the “Redemption Price”). If the Corporation’s funds which are legally available for redemption of Series A Convertible Preferred Stock on any Redemption Date are insufficient to redeem the total number of Series A Convertible Preferred Stock on such date, those funds which are legally available shall be used to redeem the maximum possible number of Series A Convertible Preferred Stock ratably among the holders of the Series A Convertible Preferred Stock, and any Series A Convertible Preferred Stock not so redeemed shall remain issued and outstanding until redeemed in accordance with the terms thereof. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Series A Convertible Preferred Stock, such funds shall immediately be used to redeem the balance of the Series A Convertible Preferred Stock which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed in the order and priority set forth above.

(iii) Notice of Redemption. The Corporation shall mail first class, postage pre-paid, written notice of each redemption of Series A Convertible Preferred Stock to each record holder of Series A Convertible Preferred Stock to be redeemed ten (10) Business Days prior to the date on which such redemption is to be made. Upon mailing any notice of redemption which relates to a redemption at the Corporation’s option pursuant to Section 3(c)(i) of this Article FOURTH, the Corporation shall become obligated to redeem the total number of Series A Convertible Preferred Stock specified in such notice at the time of redemption specified therein. In case fewer than the total number of Series A Convertible Preferred Stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed Series A Convertible Preferred Stock (including, if applicable, fractional shares) shall be issued to the holder thereof without cost to such holder within ten (10) Business Days after surrender of the certificate representing the redeemed Series A Convertible Preferred Stock. The holder of any Series A Shares may exercise its right to require the Corporation to redeem such shares by surrendering to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose a certificate or certificates, duly endorsed, representing the Series A Shares to be redeemed, accompanied by a written notice stating (i) the number of Series A Shares to be redeemed, (ii) the Redemption Date, which shall be no earlier than ten (10) Business Days from the date of surrender of such certificates and (iii) the account for delivery of the Redemption Price.

(iv) Dividends After Redemption Date. No Series A Share is entitled to any dividends accruing after the date on which the Redemption Price is paid in full (or made available to the holders of Series A Convertible Preferred Stock) in immediately available funds. On such date, all rights of the holder of such Series A Share shall cease, and such Series A Share shall not be deemed to be outstanding.

(v) Redeemed or Otherwise Acquired Series A Convertible Preferred Stock. Any Series A Share which is redeemed or otherwise acquired by the Corporation shall be canceled and retired and shall not be reissued, sold or transferred.

(vi) Priority. The Corporation shall make all redemption payments to which the holders of the Series A Convertible Preferred Stock shall become entitled under this Section 3 of Article FOURTH prior to making any permitted dividend or other distribution on, or any purchase, redemption or other acquisition or retirement for value of, any Junior Securities or making available a sinking fund for the purchase or redemption of any Junior Securities. The holders of Series A Convertible Preferred Stock expressly acknowledge that, to the extent that the Corporation is obligated to make any payments to the holders of Senior Debt at the time that the Corporation is required to redeem Series A Convertible Preferred Stock hereunder, the rights of such holders of Senior Debt to receive any such payments are senior to the rights of the holders of the Series A Convertible Preferred Stock under this Section 3(c) of this Article FOURTH; provided, however, that in no event shall this sentence be construed to delay or waive any obligation that the Corporation has to make such redemption on the date prescribed by this Section 3(c) of this Article FOURTH.

(vii) Credit Facilities of the Corporation or any Holder of Series A Convertible Preferred Stock. Notwithstanding any other provision of this Section 3 of ARTICLE FOURTH, the Corporation shall not redeem, or be required to redeem, and no holder shall request the redemption of, or be entitled to any redemption of, any Series A Convertible Preferred Stock if such redemption is not then permitted under the terms of the Credit Agreement or any other credit facility provided by any lender(s) to the Corporation or any affiliate, parent or subsidiary thereof or any holder of any Series A Convertible Preferred Stock.

(d) Voting Rights. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, the holders of Common Stock and Series A Convertible Preferred Stock shall vote together as a single class on any matter that is submitted to the stockholders for a vote. With respect to any such matter, (i) each share of Common Stock shall be entitled to one vote, (ii) each share of Series A Convertible Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock issuable upon conversion of such share, (iii) the affirmative vote of the holders of a majority of the votes represented by the Series A Convertible Preferred Stock and Common Stock, voting as a single class, shall be required to approve such matter, and (iv) neither the holders of Common Stock nor the holders of Series A Convertible Preferred Stock shall be entitled to vote as a separate class.

(e) Conversion Upon Request. (i) Upon the terms set forth in this Section 3 of Article FOURTH, each holder of Series A Convertible Preferred Stock shall have the right at such holder’s option, at any time whatsoever, to convert (without the payment of any additional consideration) all, and only all, of the shares of Series A Convertible Preferred Stock held by such holder into shares of Common Stock, with each such share of Series A Convertible Preferred Stock converting into a number of shares of Common Stock calculated by dividing the Series A Preferred Stock Stated Value by the Closing Date Common Stock Value, subject to adjustment pursuant to Section 3(e)(vi) of this Article FOURTH.

(ii) The holder of any shares of Series A Convertible Preferred Stock may exercise the conversion right pursuant to this Section 3(e) of Article FOURTH by delivering to the Corporation at its principal office the certificate or certificates for all of such holder’s shares of Series A Convertible Preferred Stock, accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) and such denomination or denominations in which the certificate or certificates for the shares of Common Stock are to be issued. Conversion shall be deemed to have been effected as of the close of business on the date when such delivery by such holder is made (a “Series A Preferred Stock Conversion Date”). As promptly as practicable (but in any event within two Business Days) after a conversion has been effected, the Corporation shall deliver, at the Corporation’s expense, to the converting holder a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified.

(iii) The issuance of certificates for shares of Common Stock upon conversion of Series A Convertible Preferred Stock shall be made without charge to the holders of such Series A Convertible Preferred Stock for any issuance tax in respect thereof (so long as such certificates are issued in the name of the record holder of such Series A Convertible Preferred Stock) or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock.

Upon conversion of each share of Series A Convertible Preferred Stock, the Corporation shall take all such actions as are necessary in order to ensure that the Common Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes (other than any taxes relating to any dividends paid with respect thereto), liens, charges and encumbrances with respect to the issuance thereof. Notwithstanding anything to the contrary in this Section 3 of Article FOURTH, if the Credit Agreement is still in effect, any shares of Common Stock issued upon conversion of the Series A Convertible Preferred Stock shall be pledged to the extent required pursuant to the terms of the Credit Agreement.

(iv) As of any Series A Preferred Stock Conversion Date, the rights of the holder of the shares of Series A Convertible Preferred Stock converted as a holder of Series A Convertible Preferred Stock shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

(v) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series A Convertible Preferred Stock, such number of shares of Common Stock as are issuable upon the conversion of all authorized shares of Series A Convertible Preferred Stock. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series A Convertible Preferred Stock.

(vi) Adjustment of Conversion Ratio. The conversion ratio in effect at any time shall be subject to adjustment from time to time in case the Corporation shall (A) pay a dividend in shares of Common Stock to holders of Common Stock, (B) make a distribution in shares of Common Stock to holders of Common Stock, (C) subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock or (D) combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock. The conversion ratio in effect immediately prior to such action shall be adjusted so that the holder of any shares of Series A Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have received had such shares of Series A Convertible Preferred Stock been converted immediately prior to the effective time of such adjustment as hereinafter provided. Adjustments made pursuant to this subparagraph (vi) shall be made successively whenever any event listed above occurs and shall become effective retroactively to immediately after the record date in the case of a dividend or distribution or the effective date in the case of a subdivision or combination.

(vii) Organic Change. Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series A Convertible Preferred Stock then outstanding) to ensure that each of the holders of Series A Convertible Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series A Convertible Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series A Convertible Preferred Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series A Convertible Preferred Stock then outstanding) to ensure that the provisions of this Section 3(e)(vii) of Article FOURTH shall thereafter be applicable to the Series A Convertible Preferred Stock. The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from such consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Series A Convertible Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

(f) Certain Definitions. As used in this Section 3 of Article FOURTH, the following terms have the following meanings:

(i) “Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in The City of New York, New York.

(ii) “Closing Date Common Stock Value” means an amount, rounded up to the nearest whole cent, equal to the closing sale price of a share of Parent Common Stock (as defined in the Merger Agreement) on the Nasdaq Stock Market on the last trading day immediately preceding the Closing Date (as defined in the Merger Agreement) multiplied by the Exchange Ratio (as defined in the Merger Agreement) multiplied by the number of shares of Company Common Stock (as defined in the Merger Agreement) outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (other than shares of Company Stock owned by Parent, the Corporation or any of their respective subsidiaries).

(iii) “Credit Agreement” means that certain Credit Agreement, by and among Parent, as Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A, as Administrative Agent, with respect to Parent’s senior secured term loan and revolving credit facilities, referred to in the Commitment Letter, dated as of April 17, 2012, by and among Parent, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC.

(iv) “Junior Securities” means any capital stock of the Corporation, other than the Series A Convertible Preferred Stock.

(v) “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of April 17, 2012, by and among Parent, SXC Health Solutions, Inc., Catamaran I Corp., Catamaran II LLC and the Corporation.

(vi) “Organic Change” means any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction, in each case which is effected in such a manner that the holders of Series A Convertible Preferred Stock and Common Stock are entitled to receive (either directly or upon redemption or subsequent liquidation) stock, securities or assets with respect to or in exchange for Series A Convertible Preferred Stock or Common Stock.

(vii) “Parent” means SXC Health Solutions Corp., a corporation organized under the laws of the Yukon Territory, Canada.

(viii) “Per Share Series A Convertible Preferred Stock Stated Value” means the Series A Preferred Stock Stated Value divided by 14,400,000.

(ix) “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental entity or other entity.

(x) “Senior Debt” means all indebtedness and any other amounts owed by Parent or any of its subsidiaries pursuant to the Credit Agreement.

(xi) “Series A Dividend Payment Date” means June 15 and December 15, with the first Series A Dividend Payment Date being December 15, 2012. If June 15 or December 15 is not a Business Day, the applicable Series A Dividend Payment Date shall be the Business Day immediately preceding such date.

(xii) “Series A Preferred Stock Stated Value” means an amount equal to $28.00, multiplied by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Parent, the Corporation or any of their respective subsidiaries).

Section 4. Common Stock.

(a) General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Series A Convertible Preferred Stock set forth herein.

(b) Voting Rights. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings).

(c) Dividends. Subject to the rights and preferences of the holders of Series A Convertible Preferred Stock, holders of Common Stock shall be entitled to receive ratably on a per share basis such dividends as may be declared by the Board of Directors of the Corporation.

(d) Distribution of Assets. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, subject to the rights and preferences of the holders of Series A Convertible Preferred Stock, the remaining assets of the Corporation shall be distributed on a pro rata basis among the holders of Common Stock.

FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the Corporation.

SIXTH: The number of directors of the Corporation shall be fixed from time to time by the By-laws of the Corporation. Election of directors need not be by written ballot unless the By-laws of the Corporation so provide.

SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article Seventh by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH: Each person who is a director or officer of the Corporation, and each person who serves at the request of the Corporation as a director or officer of another enterprise, shall be indemnified by the Corporation in accordance with, and to the fullest extent authorized by, the DGCL as it may be in effect from time to time.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

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